UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2008

PANTERA PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52506

(Commission File Number)

98-0440762

(IRS Employer Identification No.)

111 Congress Avenue, Suite 400, Austin, Texas 78701

(Address of principal executive offices and Zip Code)

512.391.3868

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On October 10, 2008 we terminated the equity financing agreement dated February 12, 2008 between our company and FTS Financial Investments Ltd. We terminated the agreement upon receipt of notice from FTS Financial Investments informing our company that FTS Financial Investments would be unable to comply with our drawdown notice dated September 26, 2008, delivered pursuant to the terms of the agreement, due to the downturn in the financial markets.

Pursuant to the agreement, we, at our sole and exclusive option, could issue and sell to FTS Financial Investments shares of our common stock for an aggregate purchase price of up to $10,000,000, at a price of $1.00 per share.

In addition, we had, among other things, agreed to:

(a)	reserve an aggregate of 10,000,000 shares of our common stock which may be issued to FTS Financial Investments pursuant to the agreement,
(b)

issue one non-transferable common share purchase warrant to FTS Financial Investments for each share of our common stock issued to FTS Financial Investment pursuant to the agreement, with each warrant permitting the purchase of one share of our common stock, for a period of three years following the issuance of such warrants at the following exercise prices:

(i)	$1.50 per share if exercised within the first year of issuance,
(ii)	$2.00 per share if exercised within the second year of issuance, and
(iii)	$2.50 per share if exercised within the third year of issuance.

Pursuant to Section 7.01 of the agreement, our company could terminate the agreement at any time. As of October 10, 2008, no shares had been issued under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANTERA PETROLEUM INC.

/s/ Chris Metcalf

Chris Metcalf

Chief Executive Officer,

President and Director

Date: October 16, 2008

CW2175373.1